August 5, 2002

Philip R. McLoughlin
Executive Vice President, Investments
The Phoenix Companies, Inc.
One American Row
Hartford, Connecticut  06115

Dear Phil:

You have previously  advised us of your intention to retire from The Phoenix Companies,  Inc. and its affiliates  effective
September  1, 2002.  You have also  advised  us that you intend to make a claim for  benefits  under the  Severance  Letter
Agreement  dated  February 1, 2001,  Change of Control  Agreement  dated  February  1, 2001,  the  Supplemental  Retirement
Agreement dated December 18, 2001 and the Letter of Clarification dated March 13, 2002.

Phil,  we value the  services  you have  provided  to Phoenix in the past and  believe  that you could  also  provide  very valuable  services as the company  transitions as a result of your  retirement.  We are,  therefore,  asking that effective
September  1, 2002 you  continue in your  current  role as a  consultant  to Phoenix  until  April 1, 2003,  unless you are notified that we have completed our transition  and  identified  your successor  before such time. In no event will we give such notice before February 1, 2003.

In consideration for your consulting services the company will:

1.    Pay you a pro rata  annual  portion of your  current  salary on the first day of each  month  during the term of this agreement;

2.    Amend your Severance Letter Agreement and Change of Control Agreement to provide that the amounts payable  thereunder shall be paid in the following amounts at the following intervals:

      a)  $8 million on September 1, 2002;

      b)  the balance of all amounts due under the Letter of Severance  Agreement,  Supplemental  Retirement  Agreement and
          Change of Control Agreement on the earlier of:

          i)   April 1, 2003; or

          ii)  15 days after we notify you that your service will no longer be needed; and

3.    All amounts  deferred under paragraph 2 above may at your election be invested in accordance with the options offered in the 2002 Deferred Compensation Agreement, excluding the "PNX Guaranteed Account" option.

In addition,  we will  continue to provide you with all of the office and support  services you  currently  have during the period of your  consulting  service.  We will also reimburse you for all travel and other  expenses which are  reimbursable under the existing Phoenix policies.

Phil,  we are  hopeful  that you will find these  terms  acceptable.  If you do,  kindly  acknowledge  your  acceptance  by executing and dating both copies of this letter on the lines below and returning one to me.

Thank you for your consideration and I look forward to working with your in the future.

Very truly yours,

Dona D. Young

Acknowledged:

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Philip R. McLoughlin                                                        Date
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Executive Vice President, Investments
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